ADDvantage Technologies Announces CFO Transition

Farmers Branch, Texas, February 20, 2020 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today announced that Kevin Brown, the Chief Financial Officer of ADDvantage Technologies Group, will be leaving the Company effective March 6, 2020. Mr. Brown has accepted a new opportunity in Houston where he and his family reside. He has been commuting to Dallas and Tulsa, Oklahoma for over a year.

“Kevin has been instrumental in the Company’s turnaround, and he led the integration of Fulton Technologies after the acquisition in early January of last year,” said CEO Joe Hart. “We accomplished a lot during his time here, and he helped establish a framework for the business to take advantage of the upcoming opportunities with 5G. We will miss Kevin’s energy, intelligence and insight, but family matters are important for both Kevin and the ADDvantage team.”

Over the last year, the Management Team has:

•	Purchased, successfully integrated and ramped up Fulton Technologies, establishing the Company’s Wireless segment
•	Completed moving Triton Datacom to a new facility
•	Continued the turnaround of Nave Communications
•	Implemented a new ERP system at Fulton, laying the foundation for the Company to be on a single cloud-based ERP in the future for all of its subsidiaries
•	Built a Financial Planning & Analysis Organization to assist with modelling, budgeting and cash flow planning
•	Moved the Company’s headquarters to Dallas and consolidated all accounting functions in a single location
•	Expanded the Company’s credit facilities and borrowing capacity
•	Expanded our inventory analysis process at Nave and Triton

Joe Hart and the Board of Directors will begin the search for a long-term replacement in Dallas to help take ADDvantage to the next level. In the meantime, Scott Francis, who serves as the Company’s Chief Accounting Officer and former CFO, will serve as the company’s Principal Financial Officer.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers.

Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

Cautions Regarding Forward-Looking Statements
The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

For further information:
Hayden IR
Brett Maas
(646) 536-7331
aey@haydenir.com